                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE




                       MEGO MORTGAGE CORPORATION ANNOUNCES
                            PROPOSED RECAPITALIZATION

         ATLANTA, GEORGIA...MAY 13, 1998 - Mego Mortgage Corporation (Nasdaq:MMGC) today announced that it proposes to engage in a series of transactions to recapitalize the Company. While no definitive agreements have been executed and no terms have been determined, the Company proposes to raise $40.0 to $60.0 million through a private placement of equity securities at an anticipated price of between $1.50 and $2.00. The Company is also proposing to offer to exchange new subordinated notes and convertible preferred stock, subject to certain limitations, for all of the outstanding $80.0 million of 12-1/2% Senior Subordinated Notes due 2001. Consummation of the private placement is expected to be contingent upon holders of substantially all of the outstanding Notes accepting the exchange offer. The Company expects to commence the private placement and the exchange offer promptly. Offers will be made only by means of an offering memorandum. The securities proposed to be issued pursuant to the private placement and the exchange offer will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration. The Company contemplates that following consummation of the private placement and the exchange offer it will issue to common stock holders of record on May 13, 1998, rights to purchase additional shares of common stock at the same price as common stock is sold in the private placement. Due to pressing cash requirements, the Company has curtailed its loan originations and proposes to use the net proceeds of the private placement and the rights offering to provide capital to originate loans and for general corporate purposes. The securities proposed to be issued pursuant to the rights offering will be registered under the Securities Act of 1933 and the offering will be made only by means of a prospectus.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For more complete information concerning factors which could affect the Company's results, reference is made to the Company's periodic reports on Forms 8-K, 10-K and 10-Q, as well as other documents filed with the Securities and Exchange Commission.